ASSIGNMENT AND ASSUMPTION OF THE
FOURTH AMENDED AND RESTATED SERVICE AGREEMENT

This ASSIGNMENT AND ASSUMPTION OF THE FOURTH AMENDED AND RESTATED SERVICE AGREEMENT (“Assumption Agreement”) is made as of January 1, 2013 (the “Effective Date”) by and between ADS Alliance Data Systems, Inc., a Delaware corporation (the “Assignor”), and Comenity Servicing LLC, a Texas limited liability company (“Assignee”), and Comenity Bank (formerly known as World Financial Network Bank as successor in interest by conversion to World Financial Network National Bank, herein after referred to as “Bank”).

Recitals:

WHEREAS, Assignor and Bank entered into a the Fourth Amended and Restated Service Agreement, dated March 1, 2011 (the “Service Agreement”), for the servicing of certain data processing activities, other administrative and servicing functions for the Bank;

WHEREAS, Assignor desires to sell, assign, transfer, and convey to Assignee the Service Agreement, and Assignee desires by this Assumption Agreement to accept all of the Assignor’s right, title and interest in, to and under the Service Agreement and to assume all of Assignor’s obligations thereunder; and

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

Terms:

1. Assignment of Service Agreement.  Subject to the terms of this Assumption Agreement, the Assignor hereby sells, assigns, transfers, and conveys to the Assignee all of its right, title and interest in, to and under the Service Agreement.

2. Assumption of Assumed Liabilities.  The Assignee hereby assumes all of Assignor’s obligations under the Service Agreement and will discharge such obligations in the ordinary course of business.

3. Bank Policies and Securitization Documents.  Assignee further agrees to provide such services in accordance with the Bank’s policies, including the Bank’s credit card guidelines and any servicing agreement or other document the Bank entered into in connection with a securitization.

4. Further Assurances.  Each party, from time to time after the date hereof, at the request of the other party, and without further consideration, shall execute and deliver such further instruments of transfer and assignment and take such other action as the requesting party may reasonably require to more effectively transfer and assign the Service Agreement to Assignee.

5. Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

6. Severability.  If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby.

7. Counterparts.  This Agreement may be executed in two or more counterparts (including counterparts in facsimile, portable document file or other electronic format), each of which will be deemed an original but all of which together will constitute one and the same instrument.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Assumption Agreement as of the Effective Date.

Assignor:

ADS Alliance Data Systems, Inc.

By: /s/Melisa A. Miller
Name:   Melisa A. Miller
Title: Executive Vice President

Assignee:

Comenity Servicing LLC

By:  /s/Andrew D. McElvain
Name:  Andrew D. McElvain
Title:  Vice President

Bank hereby acknowledges and accepts the assignment and assumption under the terms of the Assumption Agreement.

Bank:

Comenity Bank

By: /s/John J. Coane
Name: John J. Coane
Title: Vice President and Chief Financial Officer